Mail Stop 4561
	 								April 20, 2006

VIA U.S. MAIL AND FAX (410) 427-8822

Mr. Robert O. Stephenson
Chief Financial Officer
Omega Healthcare Investors, Inc.
9690 Deereco Road, Suite 100
Timonium, MD  21093

      Re:	Omega Healthcare Investors, Inc.
      	Form 10-K for the year ended December 31, 2005
      	Filed February 17, 2006
      File No. 1-11316

Dear Mr. Stephenson:

      We have completed our review of your Form 10-K and do not, at this time, have any further comments.

								Sincerely,



Daniel L. Gordon
Branch Chief

Mr. Robert O. Stephenson
Omega Healthcare Investors, Inc.
March 16, 2006
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